Exhibit 10.9

September 30, 2025

Ms. Lori Sutton
[REDACTED]
[REDACTED]

Dear Lori:

On behalf of American Water Works Service Company, Inc., I am pleased to confirm your new position of Executive Vice President, Chief Human Resources Officer reporting to John Griffith, President and CEO, at our Evansville, Indiana office. The effective date of your new position is October 1, 2025. We are confident that you will find your new position to be personally rewarding and one in which you can make significant contributions to the company. The compensation described in this offer letter is subject to the approval of the Executive Development & Compensation Committee (ED&CC) and will not be effective until the ED&CC approves such compensation.

Base Salary: Your new annual salary will be approximately $450,000.00, which will be paid on a bi-weekly basis in accordance with American Water’s standard payroll practices and will be effective October 1, 2025. Your job performance will be reviewed annually as part of our performance management process, and you may be eligible for a merit increase in 2026.

APP: You will remain eligible to participate in the American Water Annual Performance Plan. Your target award eligibility will increase from 50% to 60% of your annual base salary for the 2025 cycle. For reference purposes, the 2025 cycle covers the period beginning on 01/01/2025 through 12/31/2025 and target awards are prorated based on your effective date. Awards from the Annual Performance Plan are based on several company performance objectives, and payments may be higher or lower than target.

LTPP: You remain eligible to participate in the 2025 American Water Long Term Performance Plan (LTPP), and your target opportunity under this plan will increase from 90% to 120% of your base salary. Effective October 1, 2025, you will receive a set of grants that reflect the prorated difference between your previous 2025 grants and your new LTPP target value based on your new base salary and new LTPP target percentage. For reference purposes, awards are currently granted under the terms and conditions of the Company’s 2017 Omnibus Equity Compensation Plan (the Plan), in the form of restricted stock units and performance stock units. In the event of any conflict between your offer letter and the terms of the award grant documents and the Plan, the terms of the award documents and the Plan will govern.

Benefits: Your current benefits will remain unchanged and in effect, including your vacation accrual. This change in your position is not an IRS Qualified Life Event allowing you to change your American Water benefit elections. Please take this opportunity to review your health and welfare benefits and 401(k) elections to see how this transition impacts your coverage (e.g., company paid life insurance amount, HSA election, 401(k) paycheck election, beneficiary designations, etc.). In addition, American Water believes your health is of critical importance for your family, our customers, shareholders, and the employees you lead.  To help you take the best possible care of your health, we also have a company-sponsored Executive Health Program for our key leaders. The program focuses on your physical well-being and long-term health and consists of a thorough risk-factor analysis, advanced diagnostic screenings, extensive laboratory testing, and ongoing coaching and support.

Non-Qualified Plan: You will continue to be eligible to participate in our Non-Qualified Deferred Compensation Plan subject to plan rules and annual enrollment.

Executive Severance Policy and Change of Control Severance Policy: You will remain an eligible participant under the Executive Severance Policy and Change of Control Severance Policy.

Executive Stock Ownership Guidelines and Executive Stock Retention Requirements: You will continue to be subject to the stock ownership guidelines and stock retention requirements.

Ms. Lori Sutton
September 30, 2025

As you are a Section 16 officer of the Company, American Water may be required to disclose your compensation and/or this offer letter in future SEC filings. Your signature below indicates your acceptance of our offer and your acknowledgment of this requirement of your position.

We wish you the best of luck in your new role and future opportunities with American Water!

Sincerely,

/s/ JOHN GRIFFITH

John Griffith
President and CEO
American Water

I, Lori Sutton, understand that my employment with American Water is "at will," which means that I am not guaranteed employment or any particular job for any specified period of time.  The Company or I may terminate my employment at any time, for any or no reason, with or without cause.

__/s/ LORI SUTTON________________________________10/08/2025__________
Signature                                                                                       Date